                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             Eli Lilly and Company
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:

                                    [LOGO]


                             Eli Lilly and Company
                            Lilly Corporate Center
                          Indianapolis, Indiana 46285

                                                    March 4, 1999

Dear Shareholder:

  You are cordially invited to attend our Annual Meeting of Shareholders on Monday, April 19, 1999. The meeting will be held at the Hilbert Circle Theatre, 45 Monument Circle, Indianapolis, Indiana, at 11:00 a.m.
(Indianapolis time).

  The Notice of Annual Meeting of Shareholders and the Proxy Statement accompanying this letter describe the business we will consider at the meeting. Your vote is very important. I urge you to sign, date, and return the enclosed proxy in the envelope provided in order to be certain your shares are represented at the meeting, even if you plan to attend the meeting.

  I look forward to seeing you at the meeting.

                                          /S/ Sidney Taurel
                                          Chairman of the Board, President and
                                          Chief Executive Officer

                             ELI LILLY AND COMPANY

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                April 19, 1999

  The Annual Meeting of Shareholders of Eli Lilly and Company will be held at the Hilbert Circle Theatre, 45 Monument Circle, Indianapolis, Indiana, on Monday, April 19, 1999, at 11:00 a.m. (Indianapolis time), for the following purposes:

  1. To elect three directors of the Company to serve three-year terms;

  2. To ratify the appointment by the Board of Directors of Ernst & Young LLP as principal independent auditors for the year 1999;

  3. To consider and act upon a proposal by shareholders requesting that the Company endorse the CERES (Coalition for Environmentally Responsible Economies) Principles, if the proposal is presented at the meeting;

  4. To consider and act upon a proposal by a shareholder requesting the Board of Directors to take the necessary steps to declassify the Board of Directors so that all directors are elected annually, if the proposal is presented at the meeting; and

  5. To transact any other business properly before the Annual Meeting.

  Shareholders of record at the close of business on February 12, 1999, will be entitled to vote at the meeting and any adjournments thereof.

  Attendance at the meeting will be limited to shareholders, those holding proxies from shareholders, and invited guests from the media and financial community. To attend the meeting, you must present an Admittance Card or other evidence of share ownership. Therefore, if you plan to attend, please complete and return the enclosed Request for Admittance Card and we will mail you an Admittance Card and directions to the meeting. If you want to attend the Annual Meeting but your shares are held in the name of a broker or other nominee, please send proof of share ownership to the Corporate Secretary, DC 1093, Lilly Corporate Center, Indianapolis, Indiana 46285 along with the Request for Admittance Card.

  This Proxy Statement, proxy, and the Company's Annual Report to Shareholders are being mailed on or about March 4, 1999.

                                     By order of the Board of Directors,

                                     Daniel P. Carmichael
                                     Secretary

March 4, 1999
Indianapolis, Indiana

-------------------------------------------------------------------------------

Your vote is important. Please date, sign, and mail promptly the enclosed proxy, for which a return envelope is provided, even if you plan to attend the Annual Meeting.

                             ELI LILLY AND COMPANY

                                Proxy Statement

                               ----------------

                        ANNUAL MEETING OF SHAREHOLDERS

                                April 19, 1999

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Eli Lilly and Company (the "Company") of proxies to be voted at the Annual Meeting of Shareholders ("Annual Meeting") to be held on Monday, April 19, 1999, and at any adjournment of the meeting. The following questions and answers provide important information about the Annual Meeting and this Proxy Statement.

What am I voting on?

  . Election of three directors (Dr. Alfred G. Gilman, Mrs. Karen N. Horn, and Dr. August M. Watanabe)

  .  Ratification of Ernst & Young LLP as the Company's independent auditors

  . A proposal by a shareholder requesting that the Company endorse the CERES (Coalition for Environmentally Responsible Economies) Principles, if it is presented at the meeting

  . A proposal by a shareholder requesting that the Board of Directors take steps to declassify the Board, if it is presented at the meeting

Who is entitled to vote?

  Shareholders as of the close of business on February 12, 1999 (the "Record Date"), are entitled to vote at the Annual Meeting. Each shareholder is entitled to one vote for each share of common stock held on the Record Date.

How do I vote?

  Sign and date each proxy you receive and return it in the prepaid envelope. If you return your signed proxy but do not indicate your voting preferences, we will vote on your behalf FOR the election of the three directors and the ratification of the selection of the independent auditors and AGAINST the two shareholder proposals. You have the right to revoke your proxy any time before the meeting by (1) notifying the Company's Secretary, or (2) returning a later-dated proxy. You may also revoke your proxy by voting in person at the meeting.

How do I sign the proxy?

  Sign your name exactly as it appears on the proxy. If you are signing in a representative capacity (for example, as an attorney, executor, administrator, guardian, trustee, or the officer or agent of a company), you should indicate your name and title or capacity. If the stock is held in custody for a minor (for example, under the Uniform Transfers to Minors Act), the custodian should sign, not the minor. If the stock is held in joint ownership, one owner may sign on behalf of all the owners.

What does it mean if I receive more than one proxy card?

  It means that you hold shares registered in more than one account. Sign and return all proxies to ensure that all your shares are voted.

I hold shares in the Lilly Employee Savings Plan ("Savings Plan"), and I also hold shares registered directly in my name. In past years, I received a proxy card for my registered shares and a separate voting instruction card for my Savings Plan shares. Why did I receive only one card this year?

  This year, to reduce mailing expenses, the Company has combined the voting instruction card for your Savings Plan shares with the proxy card for the shares you hold directly in your name. By signing and returning the one card, you will vote both sets of shares.

Who will count the votes?

  Representatives of The Corporation Trust Company will tabulate the votes and act as independent inspectors of election.

What constitutes a quorum?

  A majority of the outstanding shares, present or represented by proxy, constitutes a quorum for the Annual Meeting. As of the Record Date, 1,101,256,334 shares of Company common stock were issued and outstanding.

How many votes are needed for approval of each item?

  There are differing vote requirements for the various proposals. Directors will be elected by a plurality of the votes cast at the Annual Meeting, meaning the three nominees receiving the most votes will be elected directors. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for the three management nominees unless the proxy contains instructions to the contrary. Abstentions, broker non-votes (as described below), and instructions on the accompanying proxy to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes. However, such action will not reduce the number of votes otherwise received by the nominees.

  Each shareholder proposal and the proposal to ratify the selection of the auditors will be approved if the votes cast for the proposal exceed those cast against the proposal. Abstentions and broker non-votes will not be counted either for or against the proposal.

What is a "broker non-vote"?

  A "broker non-vote" occurs when a broker submits a proxy that does not indicate a vote for some of the proposals because the broker has not received instructions from the beneficial owners on how to vote on such proposals and does not have discretionary authority to vote in the absence of instructions.

Who can attend the Annual Meeting?

  All shareholders as of the Record Date can attend. Eligible shareholders must request an Admittance Card by returning the enclosed Request for Admittance Card. If your shares are held in the name of a broker or other nominee, please send proof of share ownership, such as a broker's statement, to the Company's Secretary, DC 1093, Lilly Corporate Center, Indianapolis, Indiana 46285 to receive an Admittance Card.

What percentage of stock do the directors and officers own?

  Together, they own approximately 0.2766 percent of Company common stock as of February 5, 1999. (See page 8 for details.)

Who are the largest principal shareholders?

  Lilly Endowment, Inc. owned 173,514,368 shares (or 15.745 percent) as of February 5, 1999. National City Bank, Indiana held 57,589,060 shares (or 5.226 percent) as of February 5, 1999, in various fiduciary capacities. (See page 9 for details.)

When are shareholder proposals for the 2000 meeting due?

  The Company's 2000 Annual Meeting is scheduled for April 17, 2000. To be considered for inclusion in next year's Proxy Statement, a shareholder proposal must be submitted in writing by November 5, 1999, to the Company's Secretary, DC 1093, Lilly Corporate Center, Indianapolis, Indiana 46285. In addition, the Company's By-laws provide that any shareholder wishing to nominate a candidate for director or to propose other business at the Annual Meeting must give the Company written notice 90 days before the meeting, and the notice must provide certain other information as described in the By-laws. Copies of the By-laws are available to shareholders free of charge upon request to the Company's Secretary.

                         ITEM 1. ELECTION OF DIRECTORS

  Under the Company's Articles of Incorporation, the Board is divided into three classes with approximately one-third of the directors standing for election each year for a three-year term. The shareholders are requested to vote for three nominees for director whose terms expire at this Annual
Meeting: Dr. Alfred G. Gilman, Mrs. Karen N. Horn, and Dr. August M. Watanabe. Each has consented to serve for an additional term.

  If any director is unable to stand for election, the Board may, by resolution, provide for a lesser number of directors or designate a substitute. In the latter event, shares represented by proxies may be voted for a substitute director.

Biographical Information

  Information regarding each director, including each director nominated for election, is set forth on the following pages.

Nominees for director for three-year terms ending in 2002:

  The Board recommends a vote FOR the nominees.

   [PHOTO]      Alfred G. Gilman, M.D., Ph.D.               Director since 1995
                Regental Professor and Chairman,                      Age 57
                Department of Pharmacology, The
                University of Texas Southwestern
                Medical Center

                Dr. Gilman has served as Professor and Chairman of the Department of Pharmacology at The University of Texas Southwestern Medical Center since 1981. He has held the Raymond and Ellen Willie Distinguished Chair in Molecular Neuropharmacology at the University since 1987 and was named a Regental Professor in 1995. Dr. Gilman was on the faculty of the University of Virginia School of Medicine from 1971 until 1981, where he was named a Professor of Pharmacology in 1977. He is a director of Regeneron Pharmaceuticals, Inc. Dr. Gilman was a recipient of the Nobel Prize in Physiology or Medicine in 1994.

   [PHOTO]      Karen N. Horn, Ph.D.                        Director since 1987
                Managing Director and                                 Age 55
                Head of International Private
                Banking, Bankers Trust Company

                Mrs. Horn has served as the Managing Director and Head of International Private Banking at Bankers Trust Company since 1996. Prior to joining Bankers Trust, she served as Chairman of the Board, Bank One, Cleveland, N.A.; President of the Federal Reserve Bank of Cleveland; Treasurer of Bell of Pennsylvania; and Vice President of First National Bank of Boston. Mrs. Horn is a director of Rubbermaid Incorporated and TRW, Inc. She also serves as a trustee of The Rockefeller Foundation and The Cleveland Clinic Foundation.

   [PHOTO]      August M. Watanabe, M.D.                    Director since 1994
                Executive Vice President,                             Age 57
                Science and Technology

                Dr. Watanabe has served as Executive Vice President, Science and Technology, since 1996. Prior to joining the Company, he was on the faculty of the Indiana University School of Medicine from 1972 to 1990, serving as Professor and Chairman of the Department of Medicine between 1983 and 1990. He joined the Company in 1990 as Vice President of Lilly Research Laboratories and was named Group Vice President of Lilly Research Laboratories in 1992. He was appointed a Vice President of the Company and elected to the Board of Directors in 1994. He is a fellow of the American College of Physicians and the American College of Cardiology; a director of the Indiana University Foundation, the Regenstrief Institute for Health Care, and the Indiana Symphony Society; and a member of the Board of Visitors of Wheaton College.


Directors continuing in office until 2001:


   [PHOTO]      Steven C. Beering, M.D.                     Director since 1983
                President, Purdue University                          Age 66

                Dr. Beering has served as President of Purdue University since 1983. He served as Dean of the Indiana University School of Medicine and Director of the Indiana University Medical Center from 1974 until 1983. Dr. Beering is a fellow of the American College of Physicians and the Royal Society of Medicine and a member of the National Academy of Sciences Institute of Medicine. He is a director of American United Life Insurance Company; Arvin Industries, Inc.; Veridian Corporation; and NIPSCO Industries, Inc. Dr. Beering is the past national chairman of the Association of American Universities.



   [PHOTO]      Franklyn G. Prendergast, M.D., Ph.D.        Director since 1995
                Edmond and Marion Guggenheim                          Age 53
                Professor of Biochemistry and Molecular
                Biology, Mayo Medical School and
                Director, Mayo Clinic Cancer Center

                Dr. Prendergast is the Edmond and Marion Guggenheim Professor of Biochemistry and Molecular Biology at Mayo Medical School and the Director of the Mayo Clinic Cancer Center. Dr. Prendergast has held several other teaching positions at the Mayo Medical School since 1975. Dr. Prendergast serves on the Board of Trustees of the Mayo Foundation and its Executive Committee.

   [PHOTO]      Kathi P. Seifert                            Director since 1995
                Group President--                                     Age 49
                Global Personal Care Products,
                Kimberly-Clark Corporation

                Mrs. Seifert is Group President--Global Personal Care Products for Kimberly-Clark Corporation. She joined Kimberly-Clark in 1978 and has served in several capacities in connection with both the domestic and international marketing of consumer products. Mrs. Seifert is a director of the Aid Association for Lutherans and United Health Group. She also is a member of the Chancellor's Advisory Board of the University of Wisconsin--Oshkosh.


Directors continuing in office until 2000:


   [PHOTO]      Charles E. Golden                           Director since 1996
                Executive Vice President                              Age 52
                and Chief Financial Officer

                Mr. Golden joined the Company as Executive Vice President and Chief Financial Officer in 1996. Prior to joining the Company, he served as Vice President of General Motors Corporation ("GM"), and Chairman and Managing Director of Vauxhall Motors Limited, a subsidiary of GM in the United Kingdom, from 1993 to 1996. Mr. Golden joined GM in 1970 and held a number of executive positions in that company's domestic and international operations. Mr. Golden is a director of Clarian Health Partners and is a member of the U.S. advisory board of INSEAD.



   [PHOTO]      Kenneth L. Lay, Ph.D.                       Director since 1993
                Chairman of the Board and                             Age 56
                Chief Executive Officer,
                Enron Corp.

                Mr. Lay has served Enron Corp. as Chairman of the Board since 1986 and its Chief Executive Officer since 1985. He joined Enron as President and Chief Operating Officer in 1985. Prior to joining Enron, he served as Chairman and Chief Executive Officer of Houston Natural Gas and as President, Chief Operating Officer, and a director of Transco Energy Company. Mr. Lay is a director of Compaq Computer Corporation and Trust Company of the West.

   [PHOTO]      Sidney Taurel                               Director since 1991
                Chairman of the Board, President,                     Age 50
                and Chief Executive Officer

                Mr. Taurel became the Company's Chief Executive Officer in July 1998 and Chairman of the Board on January 1, 1999. He joined the Company in 1971 and has held management positions in the Company's operations in Brazil and Europe. From 1986 until 1991, Mr. Taurel served as President of Eli Lilly International Corporation, as Executive Vice President of the Pharmaceutical Division from 1991 until 1993, as Executive Vice President of the Company from 1993 until 1996, and as President and Chief Operating Officer of the Company from 1996 until July 1998. He is immediate past Chairman of the Board of Directors of Pharmaceutical Research and Manufacturers of America; a director of both ITT Industries, Inc., and The McGraw-Hill Companies, Inc.; a member of the Board of Overseers of the Columbia Business School; and a trustee of the Indianapolis Museum of Art.


   [PHOTO]      Alva O. Way                                 Director since 1980
                Chairman of the Board, IBJ                            Age 69
                Whitehall Bank & Trust Company

                Mr. Way became Chairman of the Board of IBJ Whitehall Bank & Trust Company in 1986. He also serves as a director of and consultant to Schroder p.l.c., London, and related companies. Mr. Way previously served as President of both The Travelers Corporation and American Express Company and served in executive positions at General Electric Company. He is a director of Gould, Inc.; The McGraw-Hill Companies, Inc.; and Ryder System, Inc. Mr. Way also serves as a member of the Board of Fellows and Chancellor Emeritus of Brown University.

Meetings of the Board of Directors

  During 1998 the Board of Directors held nine meetings. The rules governing proxy statements require the Company to identify any director who did not attend at least 75 percent of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of all committees of the Board of Directors on which the director served. There were none in 1998.

Committees of the Board of Directors

Audit Committee

  Members: Directors Way (chair), Prendergast, and Seifert

  Number of Meetings in 1998: Three

  Functions:

    . Oversees internal controls, audits and compliance program

    . Recommends independent auditors to the Board of Directors and oversees their activities

Compensation Committee

  Members: Directors Beering (chair), Horn, Lay, and Way

  Number of Meetings in 1998: Three

  Functions:

    . Establishes executive officers' compensation

    . Administers Deferred Compensation Plan, certain stock plans and EVA
      Bonus Plan

Finance Committee

  Members: Directors Lay (chair), Golden, Horn, and Seifert

  Number of Meetings in 1998: One

  Functions:

    . Reviews current and long-range financial strategy and planning, including dividends, share repurchases, complex business transactions and borrowings

Public Policy Committee

  Members: Directors Seifert (chair) and Gilman

  Number of Meetings in 1998: Two

  Functions:

    . Reviews policies, practices, and procedures relating to public policy and social, political, and economic issues affecting the Company

Science and Technology Committee

  Members: Directors Prendergast (chair), Beering, Gilman, and Watanabe

  Number of Meetings in 1998: Four

  Functions:

    . Reviews and makes recommendations regarding the Company's strategic research goals and objectives

    . Reviews new developments, technologies, and trends in pharmaceutical research and development

Directors and Corporate Governance Committee

  Members: Directors Horn (chair), Beering, and Lay

  Number of Meetings in 1998: Five

  Functions:

    . Recommends candidates for membership on the Board and Board committees

    . Considers candidates for the Board recommended by shareholders

    . Oversees matters of corporate governance, including board performance

    . Reviews and recommends compensation of non-employee directors

  This Committee will consider a candidate for director proposed by a shareholder. A candidate must be highly qualified and be both willing and expressly interested in serving on the Board. A shareholder wishing to propose a candidate for the Committee's consideration should forward the candidate's name and information about the candidate's qualifications to the Company's Secretary.

Common Stock Ownership by Directors and Executive Officers

  The following table sets forth the number of shares of Company common stock beneficially owned by the directors, the Named Executive Officers listed on page 11, and all directors and executive officers as a group, as of February 5, 1999.

Name of Individuals or                                            Shares Owned
Identity of Group                                                Beneficially(1)
----------------------                                           ---------------
Steven C. Beering, M.D..........................................       21,353
Alfred G. Gilman, M.D., Ph.D....................................        4,213
Charles E. Golden...............................................       53,673(2)
Rebecca O. Goss.................................................       74,585(3)
Pedro P. Granadillo.............................................      130,633(4)
Karen N. Horn, Ph.D.............................................       16,845
Kenneth L. Lay, Ph.D............................................       45,439(5)
Franklyn G. Prendergast, M.D., Ph.D.............................        8,883
Kathi P. Seifert................................................        6,647
Sidney Taurel...................................................      584,862(6)
Randall L. Tobias...............................................      535,598(7)
August M. Watanabe, M.D.........................................      548,482(8)
Alva O. Way.....................................................       25,178
All directors and executive officers as a group (29 persons)....    3,048,677

--------
(1) Unless otherwise indicated in a footnote, each person listed in the table possesses sole voting and sole investment power with respect to the shares shown in the table to be owned by that person. The shares shown do not include the following shares that may be purchased pursuant to stock options that are exercisable within 60 days of February 5, 1999: Mr. Golden, 120,000 shares; Ms. Goss, 215,400 shares; Mr. Granadillo, 337,504 shares; Mr. Taurel, 597,416 shares; Mr. Tobias, 1,565,000 shares; Dr. Watanabe, 77,120 shares; and all directors and executive officers as a group, 4,761,110 shares. The shares shown include, in the case of employees of the Company, shares credited to the accounts of the employees under The Lilly Employee Savings Plan ("Savings Plan") and, in case of non-employee directors and Mr. Tobias, shares credited to the directors' accounts under the Lilly Directors' Deferral Plan. No person listed in the table owns more than 0.0531 percent of the outstanding common stock of the Company. All directors and executive officers as a group own 0.2766 percent of the outstanding common stock of the Company.
(2) The shares shown for Mr. Golden include 388 shares credited to his account under the Savings Plan.
(3) The shares shown for Ms. Goss include 8,102 shares credited to her account under the Savings Plan. Ms. Goss' children have sole voting power and sole investment power with respect to 192 shares that are included in the table, and Ms. Goss disclaims any beneficial interest in those shares.
(4) The shares shown for Mr. Granadillo include 16,700 shares credited to his account under the Savings Plan.
(5) Mr. Lay has shared voting power and shared investment power with respect to 20,220 shares that are included in the table and are owned by a family partnership of which he is a partner.
(6) The shares shown for Mr. Taurel include 12,897 shares credited to his account under the Savings Plan.
(7) Mr. Tobias' wife has sole voting power and sole investment power with respect to 93,410 shares that are included in the table. In addition, she has shared voting power and shared investment power with respect to 14,300 shares that are included in the table and are owned by family trusts of which she is a trustee. Mr. Tobias disclaims any beneficial interest in all such shares. Mr. Tobias has shared voting power and shared investment power with respect to 184,000 shares that are included in the table and are owned by three separate foundations of which he is a director. The shares shown include 1,665 shares credited to his account under the Savings Plan.
(8) The shares shown for Dr. Watanabe include 3,664 shares credited to his account under the Savings Plan.

Principal Holders of Common Stock

  To the best of the Company's knowledge, and except as set out below, Lilly Endowment, Inc. (the "Endowment"), is the only beneficial owner of more than 5 percent of the outstanding shares of the Company's common stock. The following table sets forth information regarding this ownership as of February 5, 1999:

                                                                         Percent
                                                       Number of Shares    of
   Name and Address                                   Beneficially Owned  Class
   ----------------                                   ------------------ -------
   Lilly Endowment, Inc. ............................    173,514,368     15.745%
   2801 North Meridian Street
   Indianapolis, Indiana 46208

  The Endowment has sole voting and sole investment power with respect to these shares. The Endowment may be deemed to be a parent of the Company as that term is defined for purposes of the Securities Act of 1933. The Board of Directors of the Endowment is composed of Mr. Thomas H. Lake, Honorary Chairman; Mr. Thomas M. Lofton, Chairman; Otis R. Bowen, M.D.; Mrs. Mary K. Lisher; Drs. William G. Enright, Earl B. Herr, Jr., and Herman B Wells; and Messrs. Eli Lilly II and Eugene F. Ratliff. Drs. Bowen, Enright, and Herr and Messrs. Lake, Lilly, Lofton, and Ratliff are shareholders of the Company.

  As of February 5, 1999, National City Bank of Indiana ("NCBI") other held 57,589,060 shares of the Company's common stock (5.226 percent of the outstanding shares) in various fiduciary capacities. About half of the shares are held by it as trustee under the Savings Plan, savings plans of other companies, and the employee stock ownership plan. In addition, NCBI holds such shares for various parties in personal trusts, agency and custodial accounts, pension accounts, estates, and guardianships. NCBI has sole voting power with respect to 26,216,055 shares, shared voting power with respect to 13,856 shares, sole investment power with respect to 5,446,451 shares, shared investment power with respect to 13,183,901 shares, and the right to vote an additional 26,768,222 shares in the savings plans to the extent it is not instructed on how to vote such shares by plan participants.

Directors' Compensation

  Employee directors receive no additional compensation for serving on the Board or its Committees. Non-employee directors receive a retainer of $3,750 per month and $1,600 for each Board meeting attended. In addition, they are paid $1,600 for each Committee or other meeting attended, if that meeting is not held on the same day as a Board meeting. Directors are also reimbursed for customary and usual travel expenses. The Company does not have a retirement plan for non-employee directors.

  Under the Lilly Directors' Deferral Plan, directors may elect to defer all or part of their cash compensation in either a Deferred Compensation Account or a Deferred Stock Account. Amounts in the Deferred Compensation Account earn interest at 2 percent above the prime interest rate annually (as adjusted each December). The aggregate amount of interest accrued for the participating directors in 1998 was $110,091.

  Compensation deferred in the Deferred Stock Account is credited in the form of hypothetical shares of the Company's common stock based on the market price of the stock at the time of the deferral. Hypothetical dividends are "reinvested" into additional shares based on the market price of the stock on the date dividends are paid. In addition, on the first business day in December (through 1998), the Company credited each non-employee director's Deferred Stock Account with the lesser of 800 shares or the number of shares at the market price on that date equaling the value of the director's total annual cash compensation assuming he/she attended all regularly scheduled Board meetings. In 1998, each non-employee director's Deferred Stock Account was credited with 501 shares. Effective in 1999 the number of shares credited annually is fixed at 700. All shares in the Deferred Stock Accounts are hypothetical and are not issued or transferred until the director resigns or dies. The shares credited to all non-employee directors' Deferred Stock Accounts are included in the share ownership table on page 8. The director may elect that, upon retirement or resignation from the Board, the Deferred Compensation Account will be paid in a lump sum or in annual or monthly installments for up to 10 years, and the Deferred Stock Account will be paid in a lump sum or in annual installments for up to 10 years.

Performance Graph

  The following performance graph compares the cumulative total shareholder return on the Company's common stock with Standard & Poor's 500 Stock Index and the Peer Group* for the years 1994 through 1998. The graph is constructed on the assumption that $100 was invested on December 31, 1993, in each of the Company's common stock, the S&P 500 Stock Index, and the Peer Group common stock.

               Comparison of Five-Year Cumulative Total Return**
               Among Lilly, S&P 500 Stock Index, and Peer Group

                       [CHART OF ELI LILLY APPEARS HERE]


                                         Fiscal Years Ended December 31

                                  1993    1994    1995    1996    1997    1998
--------------------------------------------------------------------------------
  Lilly......................... $100.00 $115.44 $203.96 $270.16 $522.34 $674.24
--------------------------------------------------------------------------------
  S&P 500.......................  100.00  101.36  139.32  171.23  228.27  293.38
--------------------------------------------------------------------------------
  Peer Group....................  100.00  113.05  177.88  222.92  335.21  502.58


 * The Peer Group has been constructed by the Company as the industry index for purposes of the performance graph and is composed of 11 companies in the pharmaceutical industry used by the Company to benchmark compensation of executive officers. The 11 companies are Abbott Laboratories; American Home Products Corporation; Bristol-Myers Squibb Company; Glaxo Holdings p.l.c.; Johnson & Johnson; Merck & Co.; Pfizer, Inc.; Pharmacia & Upjohn, Inc.; Schering-Plough Corporation; SmithKline Beecham p.l.c.; and Warner-Lambert Company.
** Total return assumes reinvestment of dividends.

Executive Compensation

 Summary Compensation Table

  The following Summary Compensation Table shows the compensation paid to Mr. Tobias and to Mr. Taurel and to the four most highly compensated executive officers other than Mr. Tobias and Mr. Taurel who were serving as executive officers as of December 31, 1998. Mr. Tobias served as Chief Executive Officer in 1998 until Mr. Taurel succeeded him on July 1, 1998. Mr. Taurel succeeded Mr. Tobias as Chairman of the Board on January 1, 1999. The following individuals are referred to as the "Named Executive Officers."

                          Summary Compensation Table

                                                                         Long-Term Compensation(1)
                                                                      --------------------------------
                                      Annual Compensation                    Awards          Payouts
                               -------------------------------------  --------------------- ----------
                                                                                 Number of
                                                                                 Securities Long-Term
                                                                                 Underlying Incentive
   Name and Principal                                   Other Annual  Restricted  Options      Plan        All Other
        Position          Year   Salary    Bonus(2)     Compensation   Stock(3)   Granted     Payout      Compensation
   ------------------     ---- ---------- ----------    ------------  ---------- ---------- ---------     ------------
Randall L. Tobias*        1998 $1,200,000 $4,196,328(4)   $611,444(5)             240,000   $3,597,000(6)   $72,004(7)
 Chairman of the Board    1997  1,200,000  1,298,074       180,891                225,000    1,661,280       72,004
 and Chief Executive      1996  1,100,000  1,152,111       149,216                150,000    2,470,463       66,002
 Officer
Sidney Taurel**           1998  1,016,690  1,658,051       144,278                290,000    1,962,000(6)    61,001(7)
 Chairman of the Board,   1997    860,000    650,778       123,246                125,000    1,245,960       51,602
 President and Chief      1996    786,700    578,667       123,148                 75,000    1,313,625       47,202
 Executive Officer
August M. Watanabe, M.D.  1998    663,000    862,058        24,353                 80,000    1,553,250(6)    39,780(7)
 Executive Vice
 President,               1997    636,000    518,534        20,856                 60,000      899,860       38,160
 Science and Technology   1996    579,900    459,800        18,386                 40,000    1,135,650       34,794
Charles E. Golden         1998    663,000    844,801        14,667                 80,000    1,553,250(6)    39,780(7)
 Executive Vice
 President                1997    636,000    492,649         5,797                 60,000      824,872       38,160
 and Chief Financial      1996    497,600    945,371(8)    184,633(9)  $801,625   100,000          -0-        9,000
 Officer
Pedro P. Granadillo       1998    469,190    579,587        30,192                 65,000    1,144,500(6)    28,151(7)
 Senior Vice President,   1997    401,400    299,985        18,833                 40,000      692,200       24,084
 Human Resources and      1996    371,400    267,127        10,336                 20,000      872,925       22,284
 Manufacturing
Rebecca O. Goss           1998    427,020    509,265        14,901                 50,000    1,144,500(6)    25,621(7)
 Senior Vice President    1997    413,880    299,985         9,417                 40,000      692,200       24,833
 and
 General Counsel          1996    329,880    267,127         5,491                 20,000      872,925       19,973

-------
 * Mr. Tobias was succeeded as Chief Executive Officer on July 1, 1998. He retired from the Company and from the Board of Directors on December 31, 1998.
** Mr. Taurel was elected Chief Executive Officer effective July 1, 1998. He was elected Chairman of the Board effective upon Mr. Tobias's retirement.
(1) The Company's stock plans do not provide for stock appreciation rights. Accordingly, none were granted during the years indicated.
(2) Amounts earned under the EVA(R) Bonus Plan for the year indicated and paid in the following year. An additional amount was credited to a "bonus bank" for the individual for the year indicated but not paid. The amounts credited to the "bonus bank" will be either paid in later years or forfeited, depending on the extent to which future annual financial performance goals under the EVA Bonus Plan are achieved.
(3) Mr. Golden was awarded 25,000 shares of restricted stock when he joined the Company as a means of replacing a portion of certain equity-based compensation he forfeited when he resigned from his previous employer to become an

   Executive Vice President of the Company. Dividends will be paid on the restricted stock awarded to Mr. Golden which was valued at $2,221,875 at December 31, 1998. Dr. Watanabe has 20,000 shares of restricted stock valued at $1,451,800 on December 31, 1998.
(4) Mr. Tobias earned $2,198,816 in 1998 with the remainder representing amounts credited to his "bonus bank" under the EVA Bonus Plan in previous years but not paid until after his retirement on December 31, 1998.
(5) Includes $382,785 in reimbursement for certain taxes associated with Mr. Tobias's retirement, pursuant to the Company's normal practices under the supplemental retirement plan described on p. 18.
(6) Amounts paid in Company common stock (except for amounts paid in cash to satisfy tax withholding requirements) in February 1999 under the performance award program for the period January 1, 1997, through December 31, 1998.
(7) Company contribution to the named individual's account in the Savings
    Plan.
(8) Mr. Golden's 1996 bonus was composed of $352,121 paid in cash under the EVA Bonus Plan as described in footnote (2) and $593,250 paid in stock (except for tax withholding amounts) under the performance award program for the 1996 calendar year.
(9) Includes relocation expenses incurred as a result of Mr. Golden's move from the United Kingdom to Indiana in 1996.

 Stock Option Grants

  The following table provides information on options to purchase Company common stock granted in 1998 to the Named Executive Officers under the 1998 Lilly Stock Plan.

                 Option Shares Granted in Last Fiscal Year(1)

                                                  Individual Grants
                         ---------------------------------------------------------------------
                            Number of    % of Total Option Exercise or
                           Securities    Shares Granted to Base Price               Grant Date
                           Underlying      Employees in        Per     Expiration    Present
          Name           Options Granted    Fiscal Year     Share(2)      Date       Value(5)
          ----           --------------- ----------------- ----------- ----------   ----------
Randall L. Tobias.......     240,000           3.54%        $74.2813    12/31/03(3) $3,993,600
Sidney Taurel...........      50,000           0.74         $61.22       5/30/08(4)    686,000
                             240,000           3.54         $74.2813    10/17/08(3)  3,993,600
August M. Watanabe,
 M.D....................      80,000           1.18         $74.2813    10/17/08(3)  1,331,200
Charles E. Golden.......      80,000           1.18         $74.2813    10/17/08(3)  1,331,200
Pedro P. Granadillo.....      65,000           0.96         $74.2813    10/17/08(3)  1,081,600
Rebecca O. Goss.........      50,000           0.74         $74.2813    10/17/08(3)    832,000

--------
(1) The Company's stock plans do not provide for stock appreciation rights. Accordingly, none were granted in 1998.
(2) Options are granted at the market price of Company common stock on the date of grant.
(3) These options will become exercisable October 19, 2001, except that Mr. Tobias's option became exercisable on January 1, 1999, as a result of his retirement. Mr. Tobias's option expires five years after his retirement.
(4) These options will become exercisable June 4, 2001.
(5) These values were established using the Black-Scholes stock option valuation model. Assumptions used to calculate the grant date present value of option shares granted during 1998 were in accordance with SFAS 123, as follows:
   (a) Expected Volatility--The standard deviation of the continuously compounded rates of return calculated on the average daily stock price over a period of time immediately preceding the grant and equal in length to the expected life. The volatility was 23.5%.
   (b) Risk-Free Interest Rate--The rate available at the time the grant was made on zero-coupon U.S. Government issues with a remaining term equal to the expected life. The risk-free interest rate was 4.29%.

   (c) Dividend Yield--The expected dividend yield was 2.96% based on the historical dividend yield over a period of time immediately preceding the grant date equal in length to the expected life of the grant.
   (d) Expected Life--The expected life of the grant was seven years, calculated based on the historical expected life of previous grants.
   (e) Forfeiture Rate--Under SFAS 123, forfeitures may be estimated or assumed to be zero. The forfeiture rate was assumed to be zero, based on the immateriality of actual calculated forfeiture rates.

 Stock Option Exercises and Option Values

  The following table contains information concerning stock options exercised during 1998 and stock options unexercised at the end of 1998 with respect to the Named Executive Officers.

          Aggregated Option Shares Exercised in Last Fiscal Year and
                       Fiscal Year-End Option Values(1)

                                                   Number of Securities
                                                  Underlying Unexercised     Value of Unexercised,
                          Number of               Options at Fiscal Year-     In-the-Money Options
                           Shares                           End              at Fiscal Year-End(2)
                          Acquired      Value    ------------------------- --------------------------
Name                     On Exercise  Realized   Exercisable Unexercisable Exercisable  Unexercisable
----                     ----------- ----------- ----------- ------------- ------------ -------------
Randall L. Tobias.......   535,000   $32,082,563  2,030,000         -0-    $115,216,065  $       -0-

Sidney Taurel...........   137,500   $ 7,000,359    951,300     565,000      68,790,474   16,323,360

August M. Watanabe,
 M.D....................    73,496   $ 3,766,748    177,120     220,000      11,785,334    7,074,432

Charles E. Golden.......       -0-           -0-        -0-     340,000             -0-   14,169,288

Pedro P. Granadillo.....    16,600   $   847,375    337,504     145,000      24,765,042    4,162,242

Rebecca O. Goss.........    13,400   $   749,624    215,400     130,000      15,426,919    3,938,179

--------
(1) The Company's stock plans do not provide for stock appreciation rights. Accordingly, stock appreciation rights were not exercised during 1998 and no stock appreciation rights were outstanding on December 31, 1998.
(2) Represents the amount by which the market price of the common stock of the Company exceeded the exercise prices of unexercised options on December 31, 1998.

 Long-Term Incentive Awards

  The following table provides information on long-term performance awards granted in 1998 to the Named Executive Officers under the 1998 Lilly Stock Plan.

              Long-Term Incentive Plan Awards in Last Fiscal Year

                                                      Estimated Future Payments
                                                                Under
                                                        Non-Stock Price Based
                                                               Plans(2)
                                          Performance --------------------------
                               Number of    Period                       Maximum
                                 Shares      Until    Threshold  Target     #
Name                           Awarded(1)   Payout    # Shares  # Shares Shares
----                           ---------- ----------- --------- -------- -------
Randall L. Tobias.............      -0-         N/A       N/A       N/A     N/A

Sidney Taurel.................   28,000     2 years    18,680    28,000  56,000

August M. Watanabe, M.D.......    9,000     2 years     6,000     9,000  18,000

Charles E. Golden.............    9,000     2 years     6,000     9,000  18,000

Pedro P. Granadillo...........    7,300     2 years     4,870     7,300  14,600

Rebecca O. Goss...............    5,600     2 years     3,735     5,600  11,200

--------
(1) Represents the targeted award amount payable in the year 2001 if earned for the fiscal years 1999-2000 award period.

(2) Payouts are determined by the aggregate earnings per share ("EPS") level for the award period. The target amount will be paid if 100% of the targeted EPS is achieved; the threshold amount will be paid if at least 96.77% of the targeted EPS is achieved; and the maximum amount will be paid if 110.3% or more of the targeted EPS is achieved. No payment will be made unless at least 96.77% of the targeted EPS level is achieved.

                         Compensation Committee Report

  The Compensation Committee consists of four non-employee directors. The Committee regularly reviews the Company's executive compensation policies and practices and establishes the compensation of executive officers. The Committee also administers the Deferred Compensation Plan, the EVA Bonus Plan (the "EVA Plan") and the 1998 Lilly Stock Plan, the stock plan covering executive officers and other members of management.

  A. Executive Compensation Policy

  The Committee's executive compensation policy is based on principles that guide the Company in establishing all its compensation programs. The Company designs compensation programs to attract, retain, and motivate highly talented individuals at all levels of the organization. In addition, the programs are designed to be cost-effective and to treat all employees fairly. To that end, all programs, including those for executive officers, share these characteristics:

  . Compensation is based on the level of job responsibility, individual performance, and Company performance. Executives have a greater portion of their pay based on Company performance than do other employees.

  . Compensation also reflects the value of the job in the marketplace. To retain its highly skilled work force, the Company strives to remain competitive with the pay of other highly respected employers who compete with the Company for talent.

  . To align the interests of employees with those of shareholders, the Company provides employees worldwide at all levels of the organization the opportunity for equity ownership through various Company programs. In addition, executive officers and other key employees worldwide have the opportunity to build more substantial equity ownership through Company stock plans.

  . Compensation programs are developed and administered to foster the long-term focus required for success in the research-based pharmaceutical industry.

  The Committee believes that the Company's executive compensation program reflects the principles described above and provides executives strong incentives to maximize Company performance and therefore enhance shareholder value. The program consists of both annual and long-term components. The Committee believes that the executive compensation program should be considered as a whole in order to properly assess whether it is attaining its objectives.

  In establishing total compensation, the Committee considers various measures of historical and projected Company performance, including sales, net income, return on shareholders' equity, return on sales and assets, sales and net income per employee, total market value, total shareholder return, and Economic Value Added ("EVA"). These data form the basis for the Committee's assessment of the overall performance and prospects of the Company that underpins the Committee's judgment in establishing total compensation ranges. In evaluating these factors, the Committee does not assign them relative weights or rankings; rather it makes a subjective determination based on a collective consideration of all such factors.

  The Committee also compares the Company's total compensation package (and, to the extent meaningful, the compensation of individual executive officers) with those global pharmaceutical companies of comparable size and stature to the Company that constitute the "Peer Group" for the Performance Graph on page
10. The Peer Group companies are identified in a footnote to the Performance Graph. The Committee uses the Peer Group data primarily as benchmarks to ensure that the executive compensation program as a whole is within the broad middle range of comparative pay of the Peer Group companies. The Committee does not target a specific position in the range of comparative data for each individual or for each component of compensation. Individual amounts are established in view of the comparative data and such other factors as level of responsibility, prior experience, and the Committee's subjective judgment as to individual contribution. These factors are not assigned specific mathematical weights; rather, the Committee exercises its judgment and discretion in the information it reviews and the analysis it considers.

  The Company also retains independent compensation and benefits consultants to assist in evaluating executive compensation programs. The use of independent consultants provides additional assurance that the Company's programs are reasonable and consistent with the Company's objectives.

  B. Components of Executive Compensation

  Annual Cash Compensation. Annual cash compensation for 1998 consisted of two components, base salary and a cash bonus under the EVA Plan.

  Base salaries are determined with reference to Company and individual performance for the previous year, internal relativity, and market conditions, including pay at the Peer Group companies and general inflationary trends. Assessment of individual performance includes consideration of a person's impact on financial performance as well as judgment, creativity, effectiveness in developing subordinates and a diverse organization, and contributions to improvement in the quality of the Company's products, services, and operations. As noted above, the Committee uses the Peer Group and other market data to test for reasonableness and competitiveness of base salaries but also exercises subjective judgment in view of the Company's compensation objectives.

  Cash bonuses for management are paid under the EVA Plan, a formula-based plan that is designed around the concept of Economic Value Added. In basic terms, EVA is after-tax operating profit less the annual total cost of capital. Under the EVA Plan, the size of bonuses varies directly with the amount by which after-tax operating profit exceeds the cost of capital. Thus, the EVA Plan rewards managers who increase shareholder value by most effectively deploying the capital contributed by the shareholders. The EVA Plan places bonuses "at risk" in that if the Company fails to achieve the target EVA, the bonuses earned can be reduced or even be negative, resulting in a reduction of future years' bonuses. The Committee determines the participants and sets the target bonus levels prior to the beginning of the year. As to the executive officers, the Committee's intent is to set target bonuses such that total annual compensation is within the broad middle range of Peer Group companies.

  Long-Term Incentives. The Company employs two forms of long-term incentives granted under the 1998 Lilly Stock Plan, performance awards and stock options. These incentives foster the long-term focus necessary for continued success in the research-based pharmaceutical business. They also provide individuals in leadership roles the opportunity for substantial equity ownership to ensure proper focus on shareholder value. Performance awards and stock options have traditionally been granted broadly and deeply within the organization, with more than 2,500 management and professional employees now participating.

  Performance awards provide employees shares of Company common stock annually if certain performance goals are achieved. The awards, which are granted annually, are structured as a schedule of shares of common stock based on the Company's achievement of specific cumulative earnings-per-share ("EPS") levels over a two-year award period. Individual award size varies depending on the recipient's level of responsibility.

  Stock options are an important part of the Company's performance-based compensation. Stock options provide a strong incentive to increase shareholder value, since Company stock options have value only if the stock price increases over time. The Company's 10-year options, granted at the market price on the date of grant, ensure that employees are oriented to growth over the long term. In addition, the options encourage retention because they carry a three-year vesting period and, if not exercised, may be forfeited if the employee leaves the Company before retirement. The size of grants to executive officers in 1998 was based primarily on the recipient's level of responsibility. The Committee also considered the size of grants to individuals in previous years, internal relativity, and comparisons to Peer Group companies.

  Adjustments for Extraordinary Events. Consistent with past practices, the Committee adjusted the financial results on which awards were determined under the 1997-98 performance awards to minimize or eliminate the effect on earnings per share of accounting adjustments and other extraordinary one-time items. The purpose of the adjustments is to ensure that award payouts reflect ongoing operating results and are not artificially inflated or deflated due to unusual, one-time events. Adjustments were made to eliminate the extraordinary income effect and to eliminate or reduce the effect of extraordinary charges, resulting from certain business development and licensing arrangements, asset dispositions and asset writedowns during the award period.

  Deductibility Cap on Executive Compensation. Federal income tax law disallows corporate deductibility for certain compensation paid in excess of $1 million to the Named Executive Officers. "Performance-based compensation," as defined in the tax law, is not subject to the deductibility limitation provided certain shareholder approval and other requirements are met. The Committee's policy is to qualify incentive compensation for full deductibility whenever feasible and consistent with the goals of the compensation program. Stock option and performance award compensation of the Named Executive Officers under the 1998 Lilly Stock Plan qualifies as "performance-based compensation" and therefore is fully deductible. Beginning in 1999, bonuses under the EVA Plan will also be fully deductible as performance-based compensation under the tax law. The loss of deductibility for compensation payments in 1998 was insignificant to the Company's overall tax liability.

  C. Chief Executive Officer Compensation

  The compensation of Messrs. Tobias and Taurel, each of whom served as Chief Executive Officer for part of 1998, consisted of the same components as for other senior executives, namely base salary, EVA bonus, performance awards, and stock options. In establishing the chief executive officers' compensation, the Committee applied the principles outlined above in essentially the same manner as they were applied to the other executives. The Committee reviewed Company performance relative to the Peer Group companies, including sales, earnings, return on sales and assets, return on equity and total shareholder return. The Committee did not assign these factors relative weights or rankings but rather made a subjective determination after considering all such factors collectively.

  1. Mr. Randall L. Tobias

  In considering Mr. Tobias's 1998 total cash compensation, the Committee considered the Company's strong 1997 growth in revenues, earnings before extraordinary items, and shareholder return. The Committee determined that a moderate increase in 1998 would allow Mr. Tobias's cash compensation to remain competitive with that of the Peer Group chief executive officers. The Committee also believed it appropriate to place a greater proportion of Mr. Tobias's cash compensation "at risk." Therefore, the Committee maintained his base salary at the same level as 1997 but increased his 1998 EVA Plan bonus target from $1,000,000 to $1,200,000. The bonus and total annual compensation remained within the broad middle range relative to other chief executive officers of Peer Group companies.

  In 1998, the Committee granted Mr. Tobias an option to purchase 240,000 shares of Company common stock at $74.2813 per share, the market price on the date of the grant. In determining the size of the grant, the Committee took note of the number of option shares previously granted to Mr. Tobias and internal relativity as well as Peer Group data on the size of total equity compensation.

  2. Mr. Sidney Taurel

  In June 1998, after Mr. Taurel's election as Chief Executive Officer, the Committee approved increases in his base salary and EVA bonus target to reflect his new responsibilities. The increases were designed to bring Mr. Taurel's total annual cash compensation closer to the median of the Peer Group chief executive officers and to place a greater proportion of his cash compensation "at risk." Accordingly, his base salary was increased from $900,000 to $1,100,000 (calculated on an annualized basis) and his annualized EVA bonus target was increased from $700,000 to $1,100,000. These increases placed Mr. Taurel's total annual cash compensation in the broad middle range of Peer Group chief executive officers.

  In recognition of Mr. Taurel's new responsibilities, the Committee granted him a stock option in June 1998 for 50,000 shares of Company common stock at $61.22 per share, the market price on the date of the grant. In addition, as a part of the Company's normal annual grant cycle for 1998, Mr. Taurel received an option for 240,000 shares at $74.2813 per share, the market price on the date of the grant. The Committee considered options previously granted to Mr. Taurel and internal relativity as well as Peer Group data on the size of total equity compensation.

  The Committee granted a performance award to Mr. Taurel to be earned over the two-year award period 1999-2000. If earnings per share targets are achieved, Mr. Taurel will receive 28,000 shares (before taxes) in 2001. In determining the size of the award, the Committee considered Mr. Taurel's level of responsibility and internal relativity. For executives at all levels, the 1999-2000 performance awards were essentially the same as the previous year's grants in terms of both the number of shares payable and the required percentage increases in earnings per share.

                            Compensation Committee

                     Steven C. Beering, M.D., Chairperson

                             Karen N. Horn, Ph.D.

                             Kenneth L. Lay, Ph.D.

                                  Alva O. Way

Compensation Committee Interlocks

  Mr. Tobias served on the Compensation Committee of the Board of Directors of Kimberly-Clark Corporation during 1998, during which time Mrs. Seifert, Group President of Kimberly-Clark Corporation, served as a director of the Company.

Retirement Plan

                              Pension Plan Table

     Average Annual                                Years of Service
   Earnings (Highest     ---------------------------------------------------------------------
  5 of Last 10 Years)       15        20        25        30        35        40        45
  -------------------    --------- --------- --------- --------- --------- --------- ---------
$  750,000..............   154,755   206,340   257,225   309,510   361,095   361,085   364,955
 1,000,000..............   207,415   276,555   345,695   414,830   483,970   483,970   486,605
 1,500,000..............   312,740   416,985   521,235   625,485   729,730   729,730   729,905
 2,000,000..............   418,065   557,425   696,780   836,135   975,490   975,490   975,490
 2,500,000..............   523,390   697,855   872,320 1,046,785 1,221,250 1,221,250 1,221,250
 3,000,000..............   628,715   838,290 1,047,865 1,257,435 1,467,010 1,467,010 1,467,010
 3,500,000..............   734,043   978,725 1,223,405 1,468,085 1,712,765 1,712,770 1,712,770
 4,000,000..............   839,370 1,119,160 1,398,945 1,678,735 1,958,525 1,958,525 1,958,525
 4,500,000..............   944,695 1,259,590 1,574,490 1,889,385 2,204,285 2,204,285 2,204,285
 5,000,000.............. 1,050,020 1,400,025 1,750,030 2,100,035 2,450,045 2,450,045 2,450,045
 5,500,000.............. 1,155,345 1,540,460 1,925,575 2,310,690 2,695,800 2,695,800 2,695,800
 6,000,000.............. 1,260,670 1,680,890 2,101,115 2,521,340 2,941,560 2,941,560 2,941,560

  The Pension Plan Table sets forth a range of annual retirement benefits under The Lilly Retirement Plan ("Retirement Plan") for graduated levels of average annual earnings and years of service for the life of a retired employee, assuming retirement at age 65 with a 50% survivor income benefit. Annual earnings covered by the Retirement plan consist of Salary, Bonus and Long-Term Incentive Plan Payouts as set forth in the Summary Compensation Table on page 11, calculated for the year in which earnings are paid rather than earned. Accordingly, Mr. Tobias's Bonus and Long-Term Incentive Plan Payouts set forth in the Summary Compensation Table for 1998 do not contribute toward his retirement benefit because they were paid in 1999, after he retired. The amounts shown in the table are not subject to reduction for social security benefits.

  The years of service credited to the Named Executive Officers are Mr. Tobias, 34 years; Mr. Taurel, 27 years; Ms. Goss, 21 years; Mr. Granadillo, 29 years; Dr. Watanabe, 17 years; and Mr. Golden, 29 years. The ultimate pension benefits from the Retirement Plan for Messrs. Tobias and Golden will be reduced by the amount of the pension payments they receive from their previous employers.

  Section 415 of the Internal Revenue Code ("Code") generally places a limit of $130,000 on the amount of annual pension benefits that may be paid at age 65 from a plan such as the Company's Retirement Plan. The Code also places a $10,000 limit, subject to adjustment by the Internal Revenue Service, on annual contributions by an employee to the Company's Savings Plan and, in addition, imposes a combined limitation when an employee is covered by both types of plans. Under an unfunded plan adopted in 1975, however, the Company will make payments as permitted by the Code to any employee who is a participant in the Retirement Plan or the Savings Plan in an amount equal to the difference, if any, between the benefits that would have been payable under such plans without regard to the limitations imposed by the Code and the actual benefits payable under such plans as so limited.

  The Company is continuing to provide Mr. Tobias with office space and secretarial support after his retirement from the Company and the Board.

Change-in-Control Severance Pay Arrangements

  The Company has adopted a change-in-control severance pay program ("Program") covering most employees of the Company and its subsidiaries, including the Company's executive officers. In general, the Program would provide severance payments and benefits to eligible employees and executive officers in the event of their termination of employment under certain circumstances within fixed periods of time following a change in control. A change-in-control would occur if 15% or more of the Company's voting stock were acquired by an entity other than the Company, a subsidiary, an employee benefit plan of the Company, or the Endowment. There are additional conditions that could result in a change-in-control event. The Program is not subject to amendment by the Board, whether prior to or following a change-in-control, in any manner adverse to a participant without his or her prior written consent.

  Under the portion of the Program covering the Named Executive Officers, each would be entitled to severance payments and benefits in the event that his or her employment is terminated following a change-in-control (i) without "cause" by the Company; (ii) for "good reason" by the executive officer, each as is defined in the Program; or (iii) for a limited period of time, for any reason by the executive officer. In such case, the executive officer would be entitled to a severance payment equal to three times his or her current annual cash compensation. Additional benefits would include a pension supplement and full and immediate vesting of all stock options and other equity incentives. In the event that any payments made in connection with the change-in-control would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code as a result of the aggregate compensation payments and benefits made to the individual, under the Program or otherwise, in connection with a change-in-control, the Company is obligated to make whole the individual with respect to such excise tax.

    ITEM 2. PROPOSAL TO RATIFY THE APPOINTMENT BY THE BOARD OF DIRECTORS OF
                        PRINCIPAL INDEPENDENT AUDITORS

  The Board of Directors, on the recommendation of the Audit Committee, has appointed the firm of Ernst & Young LLP as principal independent auditors for the Company for the year 1999. In accordance with the By-laws of the Company, this appointment will be submitted to the shareholders for ratification. Ernst & Young served as the principal independent auditors for the Company in 1998. Representatives of Ernst & Young are expected to be present at the Annual Meeting and will be available to respond to appropriate questions. Those representatives will have the opportunity to make a statement if they desire to do so.

  The Board of Directors recommends that you vote FOR ratifying the appointment of Ernst & Young LLP as principal independent auditors for the year 1999.

           ITEM 3. SHAREHOLDER PROPOSAL TO ENDORSE CERES PRINCIPLES

  The American Baptist Home Mission Society, the beneficial owner of 800 shares of common stock, P. O. Box 851, Valley Forge, Pennsylvania 19482-0851; the American Baptist Foreign Mission Society, the beneficial owner of 6,000 shares of common stock, P. O. Box 851, Valley Forge, Pennsylvania 19482-0851; and the General Board of Pension and Health Benefits of the United Methodist Church, the beneficial owner of 650,200 shares of common stock, 1201 Davis Street, Evanston, Illinois 60201-4118, have given notice that they intend to present for action the following proposal at the Annual Meeting.

  Approval of this proposal requires that the votes cast in favor of the proposal exceed the votes cast opposing the proposal. Only votes cast for or against the proposal will be counted, except that the accompanying proxy will be voted against the proposal in the absence of instructions to the contrary. Abstentions and broker non-votes will not change the number of votes cast for or against the proposal.

  The Board of Directors recommends a vote AGAINST the Shareholder Proposal. If not otherwise specified, properly executed proxies will be voted against the proposal.

 Shareholder Proposal

  ENDORSEMENT OF THE CERES PRINCIPLES FOR PUBLIC ENVIRONMENTAL ACCOUNTABILITY

WHEREAS:

  All leaders of industry in the United States now acknowledge their obligation to pursue superior environmental performance and to disclose information about that performance to their investors and other stakeholders.

  The integrity, utility, and comparability of environmental disclosure depends on the creation of environmental reports that employ a common format, use credible metrics, and follow a set of a generally accepted environmental disclosure standards.

  The Coalition for Environmentally Responsible Economies (CERES), a ten year old partnership among some of the largest investors, environmental groups, and corporations in the country, has established what we believe is the most thorough and well-respected environmental disclosure form in the United States.

  CERES has also gathered leading international organizations, including the United Nations Environment Programme, into a collaborative Global Reporting Initiative to guide and accelerate the worldwide trend toward standardized environmental reporting.

  The CERES Principles and the CERES Report have already been adopted by leading firms in highly diverse industries such as Bank America, Baxter International, Bethlehem Steel, Coca-Cola, General Motors, Interface, ITT Industries, Pennsylvania Power and Light, Polaroid, and Sunoco.

  We believe endorsing the CERES Principles commits a company to the prudent oversight of its financial and physical resources through: 1) protection of the biosphere; 2) sustainable use of natural resources; 3) waste reduction; 4) energy conservation; 5) risk reduction; 6) safe products/services; 7) environmental restoration; 8) informing the public; 9) management commitment;
10) audits and reports. (The full text of the CERES Principles and accompanying CERES Report form are obtainable from CERES, 11 Arlington Street, Boston, Massachusetts 02116, (617) 247-0700 or at www.ceres.org).

  RESOLVED: Shareholders request that the company endorse the CERES Principles as a reasonable and beneficial component of their corporate commitment to be publicly accountable for environmental performance.

                             SUPPORTING STATEMENT

  Recent studies show that the integration of environmental commitment into business operations provide competitive advantage and improve long-term financial performance for companies. In addition, the depth of a firm's environmental commitment and the quality with which it manages its environmental performance provide us with indicators of the foresight of its management.

  Given investors' needs for credible information about a firm's environmental performance, and given the large number of companies that have already endorsed the CERES Principles and adopted its report format, endorsement of the CERES Principles is a reasonable, widely accepted step for any company wishing to demonstrate its seriousness about superior environmental performance.

  The goal of the CERES Principles is continuous improvement in corporate environmental performance, coupled with public accountability. One cannot measure improvement without having data over time. Standardizing that data enables investors to assess environmental progress within and across industries. By endorsing the CERES Principles, a company agrees to a single consistent standard for environmental reporting. An endorsing company works with CERES and other endorsing companies in setting that reporting standard.

  Your vote FOR this resolution serves the best interests of our Company and its shareholders.

              STATEMENT IN OPPOSITION TO THE SHAREHOLDER PROPOSAL

  The Board of Directors believes this proposal is not in the best interests of the Company or its shareholders.

  The Company shares the proponents' commitment to continuous improvement and accountability in environmental performance. However, the Board does not believe the endorsement of the CERES Principles would enhance the Company's program or performance.

  The Company has a deep commitment to environmental quality and a comprehensive, global environmental management program that includes performance expectations, accountability, management and Board oversight, and public disclosure. Among the major elements of the Company's program are the following:

  . A corporate environmental policy that applies to operations worldwide. The complete text of the Environmental Policy and Guidelines is available on the Company's worldwide web site, www.lilly.com. This policy, established in 1991, requires the Company to design, construct, and operate its facilities in a manner that protects human health and minimizes impact on the environment; to place a priority on environmental considerations in the development of new products; to promote waste minimization, the sustainable use of natural resources, recycling, energy efficiency, resource conservation, and resource recovery; to provide to the public information regarding the Company's environmental programs; and to assess and report compliance status to management and the Board of Directors.

  . Public disclosure of environmental performance. The Company began issuing publicly available environmental reports beginning in 1995. Shareholders, employees, neighbors, and any other interested persons may examine the most recent Lilly environmental, health, and safety reports on the Company's worldwide web site at ehs.lilly.com.

  . A comprehensive environmental audit program initiated in 1989. The audits identify opportunities for improved performance and encourage the spread of best practices from one Company facility to another.

  . An integrated, global environmental, health and safety management system. The Company has combined its environmental, health and safety policies into a single document that is consistent with leading international standards for management systems.

  . Active participation in the Chemical Manufacturers Association's Responsible Care(R) Program. This program stresses continuous improvement in community awareness, emergency response, pollution prevention, process safety, distribution, health and safety, and product stewardship.

  Endorsement of the CERES Principles entails more than a simple affirmation of the principles themselves. It is the Board's understanding that companies endorsing the principles are also expected to pay an annual fee to the CERES organization. In addition, the mandatory, annual report prescribed by CERES Principles imposes additional burdens beyond those already borne by the Company through its voluntary initiatives and its legal obligations. In light of the measures the Company has already taken, the Board believes that any potential benefits that might result from endorsing the CERES principles would be outweighed by the additional commitment of resources that would be required.

  The Board believes this proposal is not in the best interests of the shareholders and urges you to vote AGAINST it.

                  ITEM 4. SHAREHOLDER PROPOSAL TO DECLASSIFY
                            THE BOARD OF DIRECTORS

  The National Retirement Fund of the Union of Needletrades, Industrial and Textile Employees, 2100 L Street, N.W., Suite 210, Washington, D.C. 20037, the beneficial owner of 2,500 shares of common stock, has given notice that it intends to present for action the following proposal at the Annual Meeting.

  Approval of this proposal requires that the votes cast in favor of the proposal exceed the votes cast opposing the proposal. Only votes cast for or against the proposal will be counted, except that the accompanying proxy will be voted against the proposal in the absence of instructions to the contrary. Abstentions and broker non-votes will not change the number of votes cast for or against the proposal.

  The Board of Directors recommends a vote AGAINST the Shareholder Proposal. If not otherwise specified, properly executed proxies will be voted against the proposal.

 Shareholder Proposal

  RESOLVED: The shareholders of Eli Lilly and Company ("Company") request that our Board of Directors take the necessary steps in compliance with state law to declassify the Board of Directors so that all directors are elected annually, such declassification to be carried out in a manner that does not affect the unexpired terms of directors previously elected.

  Our Company faces substantial challenges in the near future. Exclusive patents on Prozac(R) will run out in the next four years. New products are facing problems which must be overcome to replace future sales losses of Prozac. For example the Food and Drug Administration sent a nonapproval letter to our Company regarding Zyprexa(R), damaging this drug's prospects. In addition, initial sales of Evista(R) have been disappointing.

  Given these immediate problems and broader concerns we have about the Company's future prospects, we believe that greater Board of Director accountability to shareholders is called for at this time. We want to ensure that the performance of our entire Board of Directors is subject to shareholder review every year. One way to achieve this higher level of accountability is to eliminate the staggered board terms currently in place.

  Our Company's Board of Directors is divided into three (3) classes serving staggered, three-year terms. We believe this structure can be used to maintain the incumbency of the current Board and is an anti-takeover device. There are indications from studies that classified boards and other anti-takeover devices have an adverse impact on shareholder value. In 1991 a study by Lilli Gordon of the Gordon Group and John Pound of Harvard University found that companies with restrictive corporate governance structures, including those with classified boards, are "significantly less likely to exhibit outstanding long-term performance relative to their industry peers."

  The staggered board is also a shield to protect incumbent directors and management from regular shareholder accountability. We believe that allowing shareholders to annually register their views on the performance of the Board is a good method of ensuring that our Company will be managed in a manner that is in the best interests of the shareholders.

  Classified boards like ours have become increasingly unpopular with shareholders in recent years. In 1998, a majority of shareholders at Eastman Kodak, Fleming, and Sybase, among other companies, voted in favor of proposals asking management to repeal the classified board. Stockholders have also voted overwhelmingly in favor of company-sponsored resolutions to declassify the board of directors at Time Warner, Fedders and Travelers Group.

  Given the recent problems experienced by our Company, we believe our Board should take the steps necessary to increase its accountability to shareholders by standing for election annually.

  We urge you to vote FOR this resolution.

              STATEMENT IN OPPOSITION TO THE SHAREHOLDER PROPOSAL

  The Board of Directors believes that this proposal is not in the best interests of the Company or its shareholders.

  The proponent suggests that the Board should be more accountable to shareholders for increasing the value of their investment. On the contrary, the Board is fully committed to increasing shareholder value. The Board has instituted a number of corporate governance measures to foster its own accountability, including the adoption of written corporate governance guidelines, regular self-evaluations, periodic reviews of individual directors, and a Board compensation program that aligns directors' interests with the shareholders' by paying a substantial portion of overall compensation in Lilly stock.

  The ultimate measure of accountability, however, is performance. As the graph on page 10 illustrates, the Company has delivered top-tier performance for its shareholders. During the past five years:

  . Total shareholder return was 574 percent, significantly higher than the S&P 500 and the Peer Group.

  . The Company's market capitalization increased from $17 billion to $98 billion.

  .  The Company's stock split twice.

  While the proponent states that the Company's "new products are facing problems," their sales performance suggests otherwise. In 1998, the Company's five newer products--Zyprexa, Evista, ReoPro(R), Gemzar(R), and Humalog(R)-- contributed 93 percent of the Company's overall sales growth of 16 percent.

  The Company's current system for electing directors, with the Board divided into three classes of directors serving staggered three-year terms, was adopted by the Company's shareholders. The Board believes that this system provides important benefits for the Company:

  . The staggered system helps assure continuity and stability of the Company's business strategies and policies. Since at least two shareholders' meetings will be required to effect a change in control of the Board, a majority of directors at any given time will be familiar with the Company's business strategy through service as a director. This is particularly important to a research-based life sciences company such as Lilly, where product development requires many years, necessitating a strategy that focuses on the long term.

  . In the event of an unfriendly or unsolicited takeover proposal, the staggered system helps give the Company critically needed time and bargaining power to negotiate with the acquirer, to consider alternative proposals, and to ensure that shareholder value is maximized. Although the proponent cites an academic study that suggests that corporate control measures may adversely affect shareholder value, other studies, including a 1997 study by J. P. Morgan Securities, suggest that such measures may actually enhance shareholder value by leading to higher takeover premiums.

  The Board agrees with the proponent that the Company will face many challenges over the longer term in building on its successful record of delivering shareholder value. The Company believes that a classified Board can help the Company better meet those challenges by fostering a strong, stable Board of Directors to guide the implementation of the Company's long-term strategies of innovation and growth.

  The Board believes this proposal is not in the best interests of the shareholders and urges you to vote AGAINST it.

                                 OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

  Under Securities and Exchange Commission rules relating to reporting of changes of beneficial ownership of Company common stock, the following reports relating to transactions of directors and executive officers of the Company were not timely filed due to inadvertence: One report relating to a purchase of stock by Mr. Lay; three reports relating to sales of stock from accounts held for the benefit of the children of Mr. Robert N. Postlethwait, a Company executive; and one report relating to two sales of stock incident to the exercise of an employee stock option by Mr. Alan S. Clark, a Company executive. Upon discovery, these oversights were promptly corrected.

Other

  The Company will pay all expenses in connection with solicitation of proxies. The Company will pay brokers, nominees, fiduciaries or other custodians their reasonable expenses for sending proxy material to, and obtaining instructions from, persons for whom they hold stock of the Company. The Company expects to solicit proxies primarily by mail, but directors, officers and other employees of the Company may also solicit in person, by telephone, telefax, mail, or electronic mail. The Company has retained Georgeson and Co., Inc., to assist in the distribution and solicitation of proxies. The firm may solicit proxies by personal interview, telephone, telefax, mail, and electronic mail. It is anticipated that the fee for those services will not exceed $17,000 plus reimbursement of customary out-of-pocket expenses.

  As of the date of this Proxy Statement, the management of the Company does not know of any other matters to be presented for consideration at the meeting other than those described in this Proxy Statement. If any other matters properly come before the meeting, the accompanying proxy confers discretionary authority with respect to those matters, and the persons named in the accompanying form of proxy intend to vote that proxy to the extent entitled in accordance with their best judgment.

                                          By order of the Board of Directors,

                                          Daniel P. Carmichael
                                          Secretary

                                                                  March 4, 1999

    Trademarks appearing in this Proxy Statement:

    Evista(R) (raloxifene hydrochloride, Lilly)
    Gemzar(R) (gemcitabine hydrochloride, Lilly)
    Humalog(R) (insulin lispro, Lilly)
    Prozac(R) (fluoxetine hydrochloride, Dista)
    Zyprexa(R) (olanzapine, Lilly)
    EVA(R) is a registered trademark of Stern, Stewart, and Company. Responsible Care(R) is a registered trademark of the Chemical
    Manufacturers Association.


                                    [LOGO]

                             ELI LILLY AND COMPANY

The undersigned hereby appoints Ms. R. O. Goss and Messrs. C. E. Golden and S. Taurel, and each of them, as proxies of the undersigned, each with full power to act without the others and with full power of substitution, to vote all the shares of common stock of ELI LILLY AND COMPANY held in the name of the undersigned at the close of business on February 12, 1999 at the Annual Meeting of Shareholders to be held on April 19, 1999 at 11:00 a.m. (Indianapolis time), and at any adjournment thereof, with all the powers the undersigned would have if personally present as indicated on the back of this card.

For participants in The Lilly Employee Savings Plan or in a savings plan of an affiliated company, this card also provides voting instructions for shares held for the account of the undersigned. The undersigned hereby directs the Trustee to vote (in person or in proxy) the number of shares of Eli Lilly and Company Common Stock credited to the undersigned's account under those plans at the Annual meeting of Shareholders to be held on April 19, 1999, at 11:00 a.m. (Indianapolis time), and at any adjournment thereof, as indicated on the back of this card.

                                            If this card is properly executed
                                            and returned, the shares represented
                                            thereby will be voted. If a choice
                                            is specified by the shareholder, the
                                            shares will be voted accordingly. If
                                            not otherwise specified, the shares
                                            represented by this card will be
                                            voted for items 1 and 2, against
                                            items 3 and 4, and in the discretion
                                            of the proxy holders or Trustee,
                                            upon such other matters as may
                                            properly come before the meeting.


                                            ------------------------------------


                                            ------------------------------------
Mark your votes on the back of this card.   SIGNATURE(S)                 DATE


                             FOLD AND DETACH HERE


                             Eli Lilly and Company

                  NOTICE: 1999 Annual Meeting of Shareholders

     The 1999 Annual meeting of Shareholders of Eli Lilly and Company will be held on Monday, April 19, 1999, at 11:00 a.m. (Indianapolis time), at The Hilbert Circle Theatre, 45 Monument Circle, Indianapolis, Indiana.


                                     Lilly

                          Your vote is very important

          Please sign, date and return your proxy/voting card above.
             Detach and return the card in the envelope provided.

PROXY

The Board of Directors recommends a vote FOR the following items.

(1)  Election of Directors, each for a three year term.

     A. G. Gilman, K. N. Horn, A. M. Watanabe

     FOR [_] all nominees except as listed below

     WITHHOLD AUTHORITY [_] To vote for all nominees

     INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name on the following line. _________________________

(2) Ratification of the appointment by the Board of Directors of Ernst & Young LLP as principal independent auditors for 1999.

          FOR [_]   AGAINST [_]   ABSTAIN [_]

The Board of Directors recommends a vote AGAINST the following items.

(3) Proposal by shareholders requesting the Company to endorse the CERES (Coalition for Environmentally Responsible Economies) principles.

          FOR [_]   AGAINST [_]   ABSTAIN [_]

(4) Proposal by a shareholder requesting the Board to take necessary steps to declassify the Board of Directors.

          FOR [_]   AGAINST [_]   ABSTAIN [_]

This Proxy/voting instruction card is solicited on behalf of the Board of Directors.
                                                                       Sign on
                                                                    reverse side

                             FOLD AND DETACH HERE